Exhibit 99.1

FPIC Insurance Group, Inc.
ANNOUNCES ACQUISITION OF
ADVOCATE, MD FINANCIAL GROUP INC.

JACKSONVILLE, Fla. (Business Wire) – November 13, 2009 – FPIC Insurance Group, Inc. (NASDAQ: FPIC) (“FPIC”) and Advocate, MD Financial Group Inc. (“Advocate, MD”) today announced that FPIC’s subsidiary, First Professionals Insurance Company, Inc., has completed the acquisition of all of the outstanding capital stock of Advocate, MD and its subsidiaries pursuant to their previously announced definitive agreement.

“We are very pleased to announce the completion of the transaction, and we are looking forward to Advocate, MD being an important part of our combined organization.  This transaction provides meaningful benefits to both organizations and is consistent with our long-term business strategy,” said John R. Byers, FPIC’s President and Chief Executive Officer.

Commenting on the transaction, Mark E. Adams, the President and Chief Executive Officer of Advocate, MD said, “We are excited about joining FPIC and look forward to leveraging the strengths of both organizations.  Our team is fully committed to continuing Advocate, MD’s strong performance and contributing to the success of the combined organization.”

Under the terms of the definitive agreement, FPIC paid total consideration of $33.6 million at closing, and may pay up to $12.0 million in additional consideration depending on the performance of Advocate, MD during the two-year period following closing.   In connection with the transaction, FPIC also retired all of Advocate MD’s outstanding bank debt, totaling $9 million.

FPIC estimates that its fourth quarter 2009 results will include transaction-related costs of approximately $0.8 - $1.0 million.

Further information concerning the acquisition can be found in FPIC’s Current Report on Form 8-K pertaining to the acquisition.

About FPIC

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers.

About Advocate, MD

Advocate, MD is a leading provider of medical professional liability insurance in Texas and Mississippi through its subsidiary Advocate, MD Insurance of the Southwest Inc.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions.  Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this press release include, but are not limited to, the anticipated benefits of the transaction.  Further information relating to factors that may impact our results and forward-looking statements are disclosed in our filings with the SEC.  The forward-looking statements contained in this press release are made as of the date of this press release, and we disclaim any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FPIC Press Release: 1

Contact Information

FPIC Insurance Group, Inc.
Charles Divita, III
Chief Financial Officer
904-360-3611
1000 Riverside Avenue, Suite 800
Jacksonville, Florida 32204

For all your investor needs, FPIC is on the Internet at www.fpic.com or e-mail us at ir@fpic.com.

FPIC Press Release: 2